Exhibit 107

Calculation of Filing Fee Tables

Form S-1
(Form Type)

DIGITAL BRANDS GROUP, INC.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule		Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees Previously Paid	Equity	Common Stock $0.0001 par value(1)(2)(3)	457	(o)	-	-	$17,250,000	$0.0000927	$1,599.08	(4)
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts						$17,250,000		$1,599.08
	Total Fees Previously Paid								$3,358.06	(5)
	Total Fee Offsets								$1,599.08
	Net Fee Due								$(1758.98)

(1)	In addition to the shares of common stock set forth in this table, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also registers such indeterminate number of shares of common stock as may become issuable after the date hereof as a result of stock splits, stock dividends, or pursuant to the anti-dilution adjustment provisions of the warrants registered hereby.
(2)	Includes shares the underwriter has the option to purchase to cover over-allotments, if any.
(3)	In accordance with Rule 457(i) under the Securities Act, no separate registration fee is required with respect to the warrants registered hereby.
(4)	Previously Paid.
(5)	Previously Paid on April 18, 2022.